Exhibit 23.1 Consent of Independent Registered Public Accounting Firm To the Board of Directors of NXP Semiconductors N.V. We consent to the incorporation by reference in the Registration Statements and in the related prospectuses on Form S-8 (No. 333-233694, No. 333-227332, No. 333-221118, No. 333-220341, No. 333-203192, No. 333-190472, No. 333-172711) and Form S-3 (No. 333-263733, No. 333-263733-01, No. 333-263733-02, No. 333-263733-03) of our reports dated February 20, 2025, with respect to the consolidated financial statements of NXP Semiconductors N.V., and the effectiveness of internal control over financial reporting of NXP Semiconductors N.V. included in this Annual Report (Form 10-K) for the year-ended December 31, 2024. /s/ EY Accountants B.V. Eindhoven, the Netherlands February 20, 2025